UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 28, 2023

BIOGEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19311	33-0112644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 Binney Street, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (617) 679-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0005 par value	BIIB	The Nasdaq Global Select Market

Item 1.01.	Entry into a Material Definitive Agreement.

On August 28, 2023, Biogen Inc. (the “Company”) entered into a Credit Agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a $1.5 billion unsecured term loan facility, comprised of a $750 million 364-day tranche (“Tranche A”) and a $750 million three-year tranche (“Tranche B” and collectively, the “Term Facility”).

Borrowings under the Term Facility will be available to the Company to (a) pay a portion of the consideration for the previously announced acquisition by the Company of Reata Pharmaceuticals, Inc. (“Reata”) pursuant to an Agreement and Plan of Merger among the Company, River Acquisition, Inc. (“Merger Sub”) and Reata (the “Merger Agreement”) pursuant to which, and upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into Reata (the “Merger”), with Reata surviving the Merger as a wholly-owned subsidiary of the Company, (b) repay indebtedness and other amounts outstanding under certain of Reata’s existing funding agreements and (c) pay fees and expenses in connection with the transactions described in the foregoing paragraphs (a) and (b).

Loans under the Credit Agreement will be denominated in dollars and will bear interest at a rate per annum equal to (i) Term SOFR, subject to a floor of 0.00% per annum, plus an applicable margin ranging from 1.250% to 1.625% based on the ratings of the Company’s non-credit enhanced, senior unsecured long-term debt, as determined by Standard & Poor’s and Moody’s (the “Debt Ratings”) or (ii) at the Company’s option, a Base Rate equal to the highest of (a) the greater of the Federal Funds Rate or a composite overnight rate determined by the Federal Reserve Bank of New York (the “NYFRB”) and published on the NYFRB’s website plus, in each case, 0.50%, (b) the Prime Rate and (c) Term SOFR for a one month interest period plus 1%, subject to a floor, in each case, of 0.00% per annum (the “Base Rate”), plus an applicable margin ranging from 0.250% to 0.625% based on the Company’s Debt Ratings.

In addition to paying interest on any outstanding principal under the Term Facility, the Company will pay a commitment fee in respect of the unutilized commitments thereunder ranging from 0.100% to 0.175% per annum based on the Company’s Debt Ratings.

Loans under the Credit Agreement shall be drawn in a single drawing on the closing date of the Merger (the “Funding Date”), following which any undrawn commitments under the Term Facility shall automatically terminate. The funding of the Term Facility is contingent on the satisfaction of customary conditions, including the consummation of the Merger in accordance with the terms set forth in the Merger Agreement. The Term Facility will terminate and all amounts outstanding thereunder shall become due and payable (i) in the case of Tranche A, 364 days after the Funding Date and (ii) in the case of Tranche B, 3 years after the Funding Date. Under the Term Facility, voluntary prepayments are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default that are, in each case, substantially similar to the equivalent terms of that certain Credit Agreement, dated as of January 28, 2020 (as amended, restated, amended and restated, supplemented and/or otherwise modified prior to the date hereof) among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent.

The Credit Agreement also includes a financial covenant requiring the Company to maintain, as of the end of each fiscal quarter, a maximum consolidated leverage ratio of 3.5 to 1.0 (which shall be temporarily increased (a) to 4.0 to 1.0 upon the consummation of the Merger and (b) upon notice by the Company to JPMorgan as a result of other material acquisitions from time to time, subject to customary limitations, and provided that the maximum permitted consolidated leverage ratio shall not exceed 4.0 to 1.0).

Following the Company’s entry into the Credit Agreement, JPMorgan’s commitment to provide a 364-day senior unsecured bridge loan facility in an aggregate principal amount of up to $1.5 billion (as more particularly described in the Company’s Current Report on Form 8-K dated July 31, 2023) has been terminated and canceled.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Credit Agreement is a summary only and is qualified in its entirety by the terms of the Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

The exhibit listed below is furnished as part of this Current Report on Form 8-K

Exhibit No.	Description

Exhibit 10.1	Credit Agreement, dated as of August 28, 2023 among Biogen Inc., JPMorgan Chase Bank N.A., as administrative agent and the other lenders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOGEN INC.

Date: September 1, 2023	By:	/s/ Wendell Taylor

Name: Wendell Taylor
Title: Assistant Secretary